UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2005

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of	(Commission	(IRS Employer Identification No.)
incorporation)	File Number)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         On April 8, 2005, the Registrant’s board of trustees approved Bicycle Club, L.L.C. (the “LLC”) entering into an Agreement and Plan of Merger with Secured Investment Resources Fund, L.P. III, a Missouri limited partnership (“SIR III”). The LLC is a wholly owned subsidiary of the Registrant’s operating limited partnership Maxus Operating Limited Partnership (“MOLP”). The merger transaction is subject to (i) the approval of the Registrant’s shareholders due to NASDAQ’s shareholder approval requirements and (ii) the consent of a majority of the total outstanding units of SIR III’s limited partners (“Partnership Units”), among other closing conditions.

         SIR III’s primary asset is The Bicycle Club Apartments, which consists of 312 units of multi-family rental real estate located near I-29 and Barry Road in Kansas City, Missouri.

         For purposes of the merger, the parties valued SIR III’s assets (basically the Bicycle Club Apartments, personal property, accounts, cash and other deposits) at $12,750,000. After deducting SIR III’s debt and other expenses, the parties agreed that the net valuation of SIR III is $4,280,516, or approximately $577.51 per Partnership Unit. As a result, if the merger transaction is consummated, each SIR III limited partner will receive $577.51 per Partnership Unit held.

         Limited partners of SIR III who are “accredited investors” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Act”), may elect to receive operating units in MOLP (“Operating Units”), instead of cash. The Operating Units will be redeemable, after a one-year holding period, for cash or shares of the Registrant’s common stock, in the Registrant’s discretion. Shares of the Registrant’s common stock received through the redemption of the Operating Units will be “restricted securities,” as defined in Rule 144 under the Act, and may not be sold unless the shares are registered under the Act or unless an exemption from registration is available.

         If none of the limited partners that are accredited elect to receive Operating Units, the Registrant anticipates using approximately $3,270,000 of MOLP’s cash and approximately $1,000,000 of SIR III’s cash and other deposits, which is being acquired in connection with the merger, to pay the merger consideration to the SIR III limited partners. The use of MOLP’s cash will be reduced to the extent limited partners that are accredited investors elect to receive Operating Units.

         The parties to the merger transaction have agreed that each Operating Unit will be valued at a price of $14.00 per Operating Unit. Currently, each Operating Unit, if redeemed into shares of the Registrant’s stock, are converted on a one-to-one basis, subject to adjustment as provided in MOLP’s limited partnership agreement. The $14.00 price was agreed to based on the recent price of the Registrant’s common stock.

         Closing of the transaction is currently scheduled for third quarter of 2005. The LLC will be the surviving entity and SIR III will lose its separate existence.

         David L. Johnson, a significant shareholder, Chairman, President, Chief Executive Officer and a trustee of the Registrant, is the principal indirect owner and President of the general partner of SIR III. Mr. Johnson, together with his wife, jointly own approximately 85% of Bond Purchase, L.L.C., a 7.81% limited partner in SIR III and the sole owner of SIR III’s general partner. Mr. Johnson is also an affiliate of Paco Development, L.L.C. (“Paco”), which is a 2.43% limited partner in SIR III. Monte McDowell, Bob Kohorst and Chris Garlich, each of whom are trustees of the Registrant, are the beneficial owners of 20.3%, 8.0% and 6.5%, respectively, of SIR III’s Partnership Units. Bond Purchase and Paco have indicated that they will elect to receive MOLP Units if the merger transaction is consummated.

         Messrs. Johnson’s, McDowell’s, Kohorst’s and Garlich’s relationship to and interest in SIR III were disclosed to the Registrants’ board of trustees, and the transaction was approved by all of the Registrant’s disinterested trustees.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: April 13, 2005	By:/s/ David L. Johnson
David L. Johnson Chairman of the Board, President and Chief Executive Officer